Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended August 31, 2018

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)(5)
Domestic	$100,705	$101,512	$381	4.54%	$3,637	3.58%	N/A	N/A
Consumer Banking:
Auto	56,386	56,521	82	1.74	3,440	6.09	$348	0.62%
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(1)
Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(2)	30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(3)	Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)
Period-end loans held for investment and average loans held for investment include billed finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(5)
In August 2018, we accelerated charge-off recognition for certain Domestic Credit Card accounts where the cardholder is deceased. This acceleration led to a one-time increase in net charge-offs of approximately $32 million, increasing the net charge-off rate for August by approximately 39 basis points. Excluding this impact, the net charge-off rate for August would have been 4.15%.